Exhibit 99.2

Abercrombie & Fitch
December 2010 Sales Release
Call Script

This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended January 1, 2011. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.

Net sales for the five-week period ended January 1, 2011, were $596.3 million, a 26% increase from net sales of $473.3 million for the five-week period ended January 2, 2010. December comparable store sales increased 15%. Total Company direct-to-consumer net merchandise sales increased 59% to $66.9 million. Total Company domestic net sales, including direct-to-consumer net sales, increased 19%. Total Company international net sales, including direct-to-consumer net sales, increased 65% to $115.9 million.

Quarter-to-date, the Company reported net sales of $915.3 million, a 28% increase from net sales of $714.5 million last year. Comparable store sales increased 17% for the quarter-to-date period. Quarter-to-date, total Company direct-to-consumer net merchandise sales increased 52% to $99.5 million.

Abercrombie & Fitch
December 2010 Sales Release
Call Script

Quarter-to-date, total Company international net sales, including direct-to-consumer net sales, increased 68% to $180.0 million.

Reported sales for prior year fiscal November and December were reduced by the face value of issued but unredeemed promotional gift cards. The cumulative face value of issued but unredeemed promotional gift cards was $22 million at the end of December 2009. This amount was fully recognized in sales in prior year fiscal January by way of redemptions or forfeitures. The corresponding amount of issued but unredeemed promotional gift cards at the end of December 2010 was not significant. All year over year sales-based metrics, including AUR, reflect the impact of this accounting treatment.

Abercrombie & Fitch comparable store sales increased 13% for the month. Men’s comps were up by a high single digit; women’s comps were up by a mid teen.

For abercrombie kids, comparable store sales increased 12% for the month with guys and girls results similar.

Abercrombie & Fitch
December 2010 Sales Release
Call Script

Hollister comparable store sales increased 17% for the month. Dudes comps were up by a mid teen; Bettys comps were up by a high teen.

For the month, from a merchandise classification standpoint across all brands, woven shirts, outerwear and fleece were stronger categories for men’s while knit tops and graphic tees were weaker. For women’s, sweaters, knit tops and fleece were stronger categories while graphic tees and jeans were weaker.

The Company’s European business continued to be very strong for the month.

The Company now expects January reported same stores sales to be between flat and a mid-single digit negative, including the year over year effect of promotional gift card redemptions and forfeitures.

Across all brands and channels, average unit retail decreased 6% for the month and decreased 5% for the quarter-to-date period.

Based on its initial analysis, the Company expects that its regularly scheduled fiscal year-end review of long-lived store-related assets will likely result in a non-cash impairment charge in the fourth quarter.

Abercrombie & Fitch
December 2010 Sales Release
Call Script

The Company will report January sales results on Thursday, February 3, 2011 and fourth quarter earnings on Wednesday, February 16, 2011.

Thank You.

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